UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2008

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31740	51-0405729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of principal executive offices)

(702) 804-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On August 11, 2008, Citadel Broadcasting Corporation (“Citadel”) entered into a compensation agreement with Jacquelyn J. Orr with respect to her employment as Vice President, General Counsel and Secretary of Citadel. The description below is a summary of the material terms of her compensation agreement.

The term of Ms. Orr’s compensation agreement commenced on May 16, 2008. During her employment as Vice President, General Counsel and Secretary of Citadel, Ms. Orr shall receive under the compensation agreement an annual base salary in the amount of $325,000 from May 16, 2008 to May 15, 2009 and an annual base salary in the amount of $350,000 from May 16, 2009 to May 15, 2010. Ms. Orr will also be eligible to receive an annual bonus for each year completed during the term of her employment, which will be subject to review by the Compensation Committee of Citadel’s Board of Directors of Ms. Orr’s performance. Ms. Orr’s target incentive bonus opportunity will be $150,000 in each of the two years. If Ms. Orr should (i) resign for “good reason” or (ii) be terminated by Citadel for any reason other than “cause”, then she shall receive one year of her then current salary, a pro-rated portion of her target incentive bonus for that year, and all outstanding shares of restricted stock shall immediately vest.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Description
10.1	Compensation Agreement for Jacquelyn J. Orr, General Counsel, Vice President and Secretary, dated August 11, 2008, by and between Citadel Broadcasting Corporation and Jacquelyn J. Orr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

	By:	/s/ Patricia Stratford
		Name:	Patricia Stratford
Date: August 13, 2008		Title:	Senior Vice President - Finance and Administration

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